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Exhibit 4.1.1

                                                                         A469895
                                                                           FILED
                                                                     DEC 29 1995



                          CERTIFICATE OF DETERMINATION
                                       OF
                RIGHTS, PREFERENCES, PRIVILEGES, AND RESTRICTIONS
                                       OF
                            SERIES C PREFERRED STOCK
                                       OF
                                      VOXEL
                           (a California Corporation)

      The undersigned, Man M. Wolfe, MD, and Stephen J. Hart, certft that

      1. They are the duly elected and acting President and Secretary, respectively, of the corporation.

      2. Pursuant to authority given by the corporation's Articles of Incorporation, as amended, the Board of Directors of the corporation has duly adopted the following recitals and resolutions:

      WHEREAS, the Articles of Incorporation, as amended, of this corporation provide for a class of shares known as Preferred Stock, no par value per share (the "Preferred Stock"), issuable from time to time in one or more series; and

      WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

      WHEREAS, this corporation does not currently have any shares of Preferred Stock issued and outstanding and the Board of Directors of this corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges, and restrictions relating to a series of Preferred Stock and the number of shares constituting and the designation of such series;

      NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby fixes and determines the designation of the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to, a new series of Preferred Stock as follows:

      (a) DESIGNATION. The series of Preferred Stock designated hereby shall be designated "Series C Preferred Stock."

      (b) NUMBER: INITIAL ISSUANCE DATE. The number of shares constituting the Series C Preferred Stock shall be 4,000,000 shares. The term "Initial Issuance Date" shall mean the date on which the initial share of Series C Preferred Stock was issued.

      (c) DIVIDEND RIGHTS. The holders of outstanding Series C Preferred Stock shall be entitled to receive cumulative dividends at the annual rate of eight cents ($0.08) per share.

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Dividends shall accrue day by day whether or not declared or then due and payable. Any such dividend shall be payable only in shares of Common Stork of this corporation, only upon conversion of shares of Series C Preferred Stock into shares of Common Stock, and only with reined to such shares of Series C Preferred Stock then being converted. The number of shares of Common Stock to be issued as a dividend shall be computed on the basis of the then-current Conversion Price (as that term is defined below). Dividends will be calculated on the basis of a 365-day year and actual days elapsed from the Initial Issuance Date for so long as shares of Series C Preferred Stock shall be outstanding. At the discretion of this corporation's Board of Directors, cash dividends may be declared and paid on shares of Series C Preferred Stock subject to the restrictions on distributions contained In Sections 500, at seq., of the Worlds Corporations Code. Dividends may not be declared and paid on Common Stock for any period during which shares of Series C Preferred Stock are issued and out-standing. Subject to such prohibition, dividends may be paid on the Common Stock, as and when declared by the Board of Directors, out of any funds of this corporation legally available for the payment of dividends.

      (d) CONVERSION RIGHTS; MECHANICS OF CONVERSION. Subject to subsections (1) and (ii), below, each share of Series C Preferred Stock shall be convertible at the option of the holder thereof at the office of this corporation or its transfer agent into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $1.00 by the Conversion Price calculated as of the date of conversion. The Conversion Price shall be defined as the lower of (x) the Closing Price of the Common Stock on the Initial Issuance Date of the Series C Preferred Stock or (y) 80% of the Closing Price on the date of such conversion. The (degree)closing Price as of a given date is defined as the average closing bid price of the Common Stock as reported on the Nasdaq Stock Market over the five-day trading period ending on the day prior to such date.

            (i) None of the Series C Preferred Stock will be convertible prior to 45 days from the Initial Issuance Date of the Series C Preferred Stock. Each holder of Series C Preferred Stock may convert up to one-third of such holder's Series C Preferred Stock on or after 45 days from the Initial Issuance Date of the Series C Preferred Stock. Each holder of Series C Preferred Stock may convert up to an additional one-third of such holder's Series C Preferred Stock on or after 75 days from the Initial Issuance Date of the Series C Preferred Stock. Each holder of Series C Preferred Stock may convert up to an additional one-third of such holder's Series C Preferred Stock on or after 105 days from the Initial Issuance Date of the Series C Preferred Stock.

            (ii) Each share of Series C Preferred Stock then outstanding shall automati- cally be converted into shares of Common Stock immediately upon the earlier of (q) the twenty-four month anniversary of the initial Issuance Date of the Series C Preferred Stock or (r) the dosing of the corporation's sale of its Common Stock in a registered public offering or a private placement, the gross proceeds of which offering or placement are at least S5,000.000 and the closing date of which offering or placement is at least six months after the Initipl Issuance Date of the Series C Preferred Stock.


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      No fractional shares of Common Stock shall be issued upon conversion of
Series C Preferred Stock. in lieu of any fractional share to which the holder would otherwise be entitled, the corporation shall pay cash to sto:h holder in an amount equal to such fraction multiplied by the Conversion Price then in effect. In case of a eispute as to the calculation of the Conversion Prig. the corporation's calculation shall be deemed conclusive. absent manifest error. In order to convert Series C Preferred Stock into full ewes of Common Stock, the holder shall deliver in a single package, by overnight courier, to the. offices of the corporation (i) written notice of the election to convert same, the number of shares of Series C Preferred Stock to be converted. and a calculation of the Conversion Price; and (ii) the certificate or certificates for the shares to be converted or a written notice that such certificate or certificates have been lost, stolen, or destroyed and an executed agreement satisfactory to the corporation to indermdfy the corporation from any loss incurred by it in connection with such certificates.

      The corporation shall use reasonable efforts to issue and deliver to a holder of Series C Preferred Stock who has complied with the notice and delivery provisions of the preceding paragraph, to the holder's address on the stock books of the corporation. within three (3) business days after such holder's delivery of notice of conversion, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The date on which the package as referenced in the preceding paragraph is given to the overnight causer service for delivery shall be deemed to be the date of conversion and the person or persons entitled to receive-the shares of Common Stock issuahle upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

      (e) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or not, during the 105 day period commenting on the Initial Issuance Date of the Series C Preferred Stock, the holders of Series C Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Comma Stock, an amount per share equal to
51.00 as adjusted for stock splits. combinations, or similar events, and hereafter referred to as the "Original Issue Price." If, upon the oa:urrence of a liquidation, dissolution, or winding up. the assets and surplus funds distributed among the holders of Preferred Stock shall be insuffident to permit the payment to such holders of the full preferential amount, then the entire assets and surplus Rands of the corporation legally available for distribution shall be distributed ratably among the holders of Series C Preferred Stock based on the number of abases held and the Original issue Price. If, upon the eccurrence of a liquidation. dissolution, or winding up. after the payment to the holders of Series C Preferred Stock of the preferential amount. assets or surplus funds remain in the Corporation, the holders of Series C Preferred Stock and Common Stock shall be entitled to receive all such remaining assets and surplus funds as if all shares of Series C Preferred Stock had been converted into Common Stock. After such 105 day period, shares of Series C Preferred Stock shall not be entitled to any liquidation preference.

      For purposes of this Section (e), a liquidation, dissolution, or winding up of the corporation shall be deemed to b occasioned by, and to include, (i) the corporation's sale of all or substantially ail of its assets, (ii) the acquisition of this corporation by another entity by means of merger or consolkhtdon resulting in the exchange of the outstanding shares of this corporation for securities or consideration Issued. or caused to be issued, by the acquiring corporation or its subsidiary, or (iii) a change in control of the corporation (after the Initial

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Issuance Date) in a single transaction or a series of related transactions such that the corporation's shareholders of record as constituted immediately prior to such transaction or tansactions will, immediately after such transaction or transactions, hold less than 30% of the voting power of the Corporation (or any successor entity).

      (f) REDEMPTION RIGHTS. Shares of Series C Preferred Stock shall not be entitled to any redemption rights.

      (g) PROVISIONS RELATING TO COMMON STOCK. The holders of Common Stock issued and outstanding, except as otherwise provided by law or by this Certificate of Determination, shall have and possess the occlusive right to notice of shareholders' meetings and the exclusive voting rights and powers, and the holders, as such. of the Series C Preferred Stock shall not be entitled to any notice of shareholders' meetings or to vote upon the election of directors or upon any other matter. except if the notice or vote is required by law.

      (h) REISSUANCE OF SERIES C PREFERRED STOCK. Each share of the Series C Preferred Stock that has been converted or otherwise reacquired in any manner by the corporation after the original issuance thereof shall not be reissued as Series C Preferred Stock, but shall be restored to the status of authorized, but unissued shares of Preferred Stock.

      (1) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock: and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all than outstanding shares of the Series C Preferred Stock. the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      (j) PROTECTIVE PROVISIONS. So long as shares of Series C Preferred Stock are outstanding, the corporation shall not without first obtaining the approval (by vote or written consent. as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock

            (i) alter or change the rights. preferences, or privileges of the shares of Series C Preferred Stock so as to affect adversely the Series C Preferred Stock

            (ii) during the 105 day period after the Initial Issuance Date of the Series C Preferred Stock, issue any new class or series of stock;

            (iii) during the 105 day period after the Initial Issuance Date of the Series C Preferred Stock, issue any Common Stock except pursuant to the exercise of options or warrants outstanding as of the Initial Issuance Date of the Series C Preferred Stock; or



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            (iv) do any act or thing not authorized or contemplated by this
      Certificate of Determination that would result in taxation of the holders of shares of Series C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

      Except as set forth hereinabove, the relative rights, preferences, privileges, and restrictions of the Series C Preferred Stock and the Common Stock shall be identical.

      RESOLVED, FURTHER, that the President and the Secretary of this corporation are each authorized to execute, verify, and file a certificate of determination of preferences in accordance with California law.

      3. The authorized number of shares of Preferred Stock of the corporation is 10,000,000, and the number of shares constituting Series C Preferred Stock, none of which is issued and outstanding on the date hereof, is 4,000,000.

















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      IN WITNESS WHEREOF, the undersigned have executed this certificate on
December 20, 1995.



                                             /s/ Allan M. Wolfe, M.D.
                                             -----------------------------------
                                             Allan M. Wolfe, M.D., President


                                             /s/ Stephen Hart
                                             -----------------------------------
                                             Stephen Hart, Secretary



      The undersigned, Allan M. Wolfe, MD, and Stephen J. Hart, the President and Secretary, respectively, of Voxel, each dedares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge.

      Executed at Laguna Hills, on December 20, 1995.


                                             /s/ Allan M. Wolfe, M.D.
                                             -----------------------------------
                                             Allan M. Wolfe, M.D., President


                                             /s/ Stephen Hart
                                             -----------------------------------
                                             Stephen Hart, Secretary